Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the inclusion in this Registration Statement of Infinity Energy Resources, Inc. on Form S-1/A of our report dated February 4, 2015, with respect to our audit of the consolidated financial statements of Infinity Energy Resources, Inc. as of December 31, 2014 and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ RBSM, LLP
Kansas City, Missouri
September 21 , 2015